EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT, dated as of November 18, 1998 (this "Agreement"), by and between PROFORMIX, INC., a Delaware corporation (the "Seller"), 1320236 ONTARIO INC., an Ontario corporation (the "Buyer") and PROFORMIX SYSTEMS, INC., a Delaware corporation (the "Principal").

                                   WITNESSETH:

      WHEREAS, the Seller is engaged in the design, development, manufacture, distribution and sale of hardware products and the distribution and sale of software products;

      AND WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell, assign and transfer to the Buyer all right, title and interest of the Seller in and to all of the Seller's hardware products (but expressly excluding computer software products), the products being sold notably including ergonomic hardware products including, without limitation, keyboard platforms, mouse platforms, mouse glidepoints, corner bridges, workstations, document holders and mounting products, all subject to the terms and conditions set forth in this Agreement;

      AND WHEREAS,  the Principal has a substantial  beneficial  interest in the
Seller  and  has  agreed  to  join  as  a  party   hereto  to  provide   certain
representations, warranties, covenants and indemnities hereunder.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, covenants and agreements hereinafter contained, the parties hereby agree as follows:

            ARTICLE I - DEFINITIONS AND PRINCIPLES OF INTERPRETATION

      SECTION 1.1 - Definitions. For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

      "Accounts Payable" means all amounts due and owing by the Seller to traders, suppliers and other Persons.

      "Aetna Obligation" means the obligation of the Seller to repair and rework certain Products sold to the end user, Aetna Insurance, prior to Closing, the details of which are known to the parties;

      "Affiliate" as to any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with" as used with respect to any Person) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

      "Annual Financial Statements" has the meaning set forth in Section 5.5.

      "Assumed Liabilities" has the meaning set forth in Section 2.4;

      "Books and Records" means all books, records, sales and purchase records, lists of suppliers and customers, formal business plans and projections, files and records relating to Intellectual Property and all other documents, files, records, correspondence and other data relating to the Purchased Assets or the Business, whether in hard copy, magnetic or other format, other than financial and accounting records.

      "Business" means the business currently and heretofore carried on by the Seller consisting of the design, development, manufacture, distribution and sale of the Products.

      "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in the State of New Jersey are authorized by law or executive order to close.

      "Claims" means, whether or not formally asserted, all demands, claims, actions or causes of action, threatened or actual seizure proceedings, assessments, Losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges, and/or amounts paid in settlement, including without limitation costs (including court costs), and fees and expenses of non-employee attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and/or any other Persons retained in connection with any of the foregoing.

      "Closing" means the completion of the sale to, and purchase by the Buyer of, the Purchased Assets hereunder.

      "Closing Date" means the 18th day of November, 1998, or such other date as the parties may agree in writing as the date upon which the Closing shall take place.

      "Closing Time" means 10:00 a.m., New Jersey time, on the Closing Date or such other time as the parties may agree in writing as the time at which the Closing shall take place.

      "Confidential Intellectual Property" means confidential information in oral, written, graphic, machine readable or physical form which the Seller in the normal course of its business has kept confidential or has treated as confidential which may have been modified, amended or improved from time to time including, without limitation, all confidential Technical Information and, confidential Industrial Property rights. Confidential Intellectual Property shall not include information which is in the public domain.

      "Contracts"   means   all   contracts,   licences,   leases,   agreements,
      commitments, entitlements and engagements of the Seller whether written or oral.

      "Copyrights" means any copyright in writings, designs, mask works or other works whether registered or not, owned by or licenced to the Seller in connection with the Business and moral rights and waivers of moral rights associated therewith including, without limitation, any copyright registrations and applications identified in Schedule 5.11 to this Agreement, however, excluding computer software available through retail outlets.

      "Customer Purchase Orders" means those customer purchase orders attached hereto on Schedule A, including, without limitation, all rights to receive payments of any kind due thereunder.

      "December 1997 Balance Sheet" means the audited balance sheet of the Principal as at and for the fiscal year ended December 31, 1997, which forms part of the Annual Financial Statements.

      "Environmental Laws" means local, state and federal laws, regulations, orders, decrees, agreements and other requirements of any governmental or regulatory authority, domestic or foreign, applicable to the Business or the Purchased Assets and pertaining to protection or conservation of human health and safety or the environment, each as amended and modified from time to time.

      "Excluded Liabilities" has the meaning set forth in Section 2.5 of this Agreement.

      "Fab-Tech" means Fabrication Technology, Inc.

      "Financial Statements" has the meaning set forth in Section 5.5.

      "Fixed Assets" means all of the following items: (i) all machinery, equipment, racking, material handling equipment, implements, parts, tools, jigs, discs, molds, dies, patterns, tooling and spare parts owned by the Seller on the Closing Date including, without limitation, any of such items which are in storage or in transit, and other tangible property used by the Seller whether located in or on the premises of the Seller or elsewhere including, without limitation, the assets listed and described in Schedule

      5.10, and (ii) any rights of the Seller to the warranties (to the extent assignable) and licenses received from manufacturers and sellers of the aforesaid items, and (iii) any related claims, credits, rights of recovery and set-off with respect thereto.

      "GAAP" means generally accepted accounting principles for financial reporting in the United States.

      "Goodwill" means all goodwill of the Business and information and documents relevant thereto including lists of customers and suppliers, credit information, research material and research development files and including the exclusive right of the Buyer to represent itself as carrying on the Business in succession to and to the exclusion of the Seller and all rights in respect of the name "Proformix" and any variations of such name.

      "Industrial Designs" means any industrial designs, utility models, petty patents, design patents or similar rights, whether registered or not, owned by or licenced to the Seller in connection with the Business including without limitation any industrial design registrations and applications identified in Schedule 5.11 to this Agreement and any renewals, divisions, extensions and reissues, where applicable pertaining thereto.

      "Industrial Property" means all Patents, Trade-marks, Copyrights, Industrial Designs, and other intellectual property rights, whether registered or not, owned by or licenced to the Seller in connection with the Business, all intangible rights and privileges of a nature similar to any of the foregoing in every case and in every part of the world and whether or not registered, all of the foregoing which are under development and all applications or registrations pertaining to the foregoing.

      "Intellectual Property" means any technology owned by or licenced to the Seller in connection with the Business including, without limitation, all Industrial Property and Technical Information.

      "Interim Financial Statements" has the meaning set forth in Section 5.5 of this Agreement.

      "Inventories" means (i) all inventories of every kind and nature and wheresoever situate owned by the Seller in connection with the Business including, without limitation, all inventories of raw materials, work-in-progress, finished goods, operating supplies and packaging materials, except for inventories of "Soho" work stations and anti-glare screens; and
      (ii) any and all rights of the Seller to the warranties received from their suppliers with respect to the foregoing items (to the extent assignable) and related claims, credits, rights of recovery and set-off with respect thereto.

      "Licenses and Permits" has the meaning set forth in Section 5.12 of this Agreement.

      "Lien" means any lien, UCC filing, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, title defect, easement, encroachment, condition, reservation, restriction, covenant, judgment or other encumbrance affecting title.

      "Losses" has the meaning set forth in Section 11.1 of this Agreement.

      "Organizational Documents" has the meaning set forth in Section 5.1 of this Agreement.

      "Patents" means all patents, inventions, discoveries and improvements whether registered or not and all applications therefor owned by or licenced to the Seller in connection with the Business and including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions where applicable pertaining thereto including, without limitation, any issued patents and patent applications listed in Schedule 5.11 to this Agreement.

      "Person" means any individual, corporation, partnership, limited liability company, sole proprietorship, joint venture, association, joint-stock company, trust, unincorporated organization or any department, agency, board, division, subdivision, audit group or procuring office, commission, bureau or instrumentality of the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction.

      "Products" means all hardware  products  currently or during the last five
      (5) years designed, developed, manufactured, marketed, distributed or sold by the Seller or in the process of design, development, manufacture, distribution or sale by the Seller and all improvements, modifications, variations, substitutions or derivatives thereof including, without limitation, the ergonomic hardware products set forth in Schedule B, however, excluding computer software products.

      "Product Liability Lawsuits" has the meaning set forth in Section 5.21 of this Agreement.

      "Purchase Price" has the meaning set forth in Section 3.1 of this Agreement.

      "Purchased Assets" means the following assets and properties relating to or used or held for use in connection with the Business: (i) Fixed Assets;
      (ii) Books and Records; (iii) Intellectual Property (to the extent transferable); (iv) Goodwill; (v) Inventories; (vi) Licenses and Permits
      (to the extent transferable); (vii) Customer Purchase Orders; (viii) Product drawings and specifications; (ix) all sales data, brochures, catalogues, literature, forms, mailing lists, customer lists, supplier lists, photographs and advertising materials, in whatever form or media that relates to the Business and master copies of artwork and materials;
      (x) telephone and fax numbers for the Business; and (xi) websites and internet addresses used with the Business including the address "www.Proformix.com".

      "Required Consents" has the meaning set forth in Section 5.4 of this Agreement.

      "Schedule" or "Schedules" shall mean the applicable Schedule attached to this Agreement.

      "Taxes" means all federal, state, local, foreign and other taxes, however denominated, including without limitation any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any governmental authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workmen's compensation taxes and other obligations of the same or a similar nature, whether arising before, on, or after the Closing Date; and "Tax" shall mean any one of them.

      "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental authority in connection with the determination, assessment, collection or administration of any Taxes.

      "Technical Information" means all know-how and related technical knowledge owned by or licenced to the Seller in connection with the Business and the rights to limit the use or disclosure thereof including without limitation:

      (a)   all  trade   secrets   and  other   proprietary   know-how,   public
            information, non-proprietary know-how and invention disclosures;

            any information and ideas of a scientific, technical or business nature regardless of its form;

            all documented research, developmental, demonstration or engineering work;

            all information that can be or is used to define a design or process or to procure, produce, support or operate material and equipment;

            processes, methodologies and methods of production; and

            all drawings and specifications and all other writings, drawings, recordings, blueprints, patterns, plans, flow charts, equipment, parts lists, procedures, specifications, formulas, designs, technical data, descriptions, related instructions, manuals, records and procedures.

      "Trade-marks" means the trade marks, trade names, and other names, service marks, designs, graphics, logos, slogans, other commercial symbols, get-up and trade dress, and other indications of origin or indications embodying business or product goodwill, whether registered or not, owned by or licenced to the Seller in connection with the Business and all goodwill associated therewith including, without limitation, any of the same identified in Schedule 5.11 to this Agreement.

      SECTION 1.2 - Certain Rules of Interpretation. In this Agreement:

(a) Time - time is of the essence in the performance of the parties' respective obligations.

(b) Currency - unless otherwise specified, all references to money amounts are to United States currency.

(c) Headings - the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.

(d) Singular, etc. - the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

(e) Consent - whenever a provision of this Agreement requires an approval or consent by a party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(f) Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g) Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

      SECTION 1.3 - Knowledge. Any reference to the knowledge of the Seller and the Principal shall mean to the best of the knowledge, information and belief of the Seller and the Principal after reviewing all relevant records and making due inquiries of all responsible parties and senior management of the Seller and the Principal regarding the relevant matter.

      SECTION 1.4 - Entire Agreement. This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supercede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

      SECTION 1.5 - Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

      SECTION 1.6 - Accounting Principles. All accounting and financial terms used in this Agreement shall be determined in accordance with GAAP unless a deviation therefrom is expressly stated herein.

      SECTION 1.7 - Schedules. The following Schedules are attached to and form part of this Agreement:

      Schedule Number            Subject
      ---------------            -------

      Schedule A        -  Customer Purchase Orders
      Schedule B        -  Products
      Schedule 3.3      -  Allocation of Purchase Price
      Schedule 5.4      -  Consents and Approvals
      Schedule 5.5      -  Financial Statements
      Schedule 5.6      -  Absence of Changes or Events
      Schedule 5.10     -  Fixed Assets
      Schedule 5.11     -  Intellectual Property
      Schedule 5.14     -  Litigation
      Schedule 5.16     -  Inventory
      Schedule 5.17     -  Customers
      Schedule 5.18     -  Suppliers
      Schedule 5.22     -  Trade Allowances
      Schedule 5.23     -  Accounts Payable
      Schedule 5.24     -  Representative, Distributor and Agency Agreements
      Schedule 10.6     -  Opinion of Counsel to Seller
      Schedule 10.7(a)  -  Non-Competition, Non-Solicitation and Confidentiality
                           Agreement
      Schedule 10.7(b)  -  Marketing and Development Agreement
      Schedule 10.7(c)  -  Trade Mark License Agreement
      Schedule 10.7(d)  -  Collateral Agreement Re: Ownership of Intellectual
                           Property
      Schedule 10.7(e)  -  Marketing Agreement

             ARTICLE II - PURCHASE AND SALE OF THE PURCHASED ASSETS

      SECTION 2.1 - Transfer of Assets. Subject to the terms and conditions set forth in this Agreement, the Seller shall sell, convey, transfer, assign and deliver to the Buyer and the Buyer shall purchase and accept from the Seller, on the Closing Date, all right, title and interest of the Seller in and to the Purchased Assets, wherever located.

      SECTION 2.2 - Sale at Closing Date. The sale, transfer, conveyance, assignment and delivery by the Seller of the Purchased Assets to the Buyer shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments, consents, waivers, releases and other instruments of transfer and conveyance satisfactory in form and substance to counsel for the Buyer. Such sale, transfer, conveyance, assignment and delivery by the Seller shall be made subject to no Liens.

      SECTION 2.3 - Subsequent Documentation. The Seller shall at any time and from time to time after the Closing Date, upon the request of the Buyer and at the expense of the Seller, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers, consents, waivers, releases, bills of sale, instruments, assurances, affidavits and conveyances as may be reasonably required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Assets. The Seller hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorneys of the Seller with full power of substitution in the name of the Buyer or in the name of the Seller but for the benefit of the Buyer to assert or enforce any right, title or interest in, to or under the Purchased Assets and to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including without limitation any amounts payable as interest in respect thereof.

      SECTION 2.4 - Assumption of Liabilities. From and after the Closing, the Buyer shall assume and the Buyer hereby agrees to pay, perform and discharge when due, any and all liabilities obligations and commitments arising out of the Customer Purchase Orders but only to the extent liabilities, obligations or commitments thereunder arise after such Customer Purchase Orders are assigned to the Buyer pursuant to this Agreement and Claims made with respect to warranties for Products sold by the Seller in connection with the Business prior to the Closing Date not exceeding $100,000 in the aggregate but expressly excluding the Aetna Obligation (collectively, the "Assumed Liabilities"). It is agreed that all warranty work performed by the Buyer shall be done on a cost recovery basis with no profit.

      SECTION  2.5 -  Excluded  Liabilities.  Except as  specifically  stated in
Section 2.4, the Buyer shall not assume and shall not be responsible for any liabilities, debts, obligations or commitments of the Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, know or unknown, due or to become due and whether relating to or arising out of the operation of the Business, the ownership of the Purchased Assets or otherwise (such unassumed liabilities, the "Excluded Liabilities"). Excluded Liabilities shall include without limitation: (i) liabilities relating to Product Liability Lawsuits arising from the sale or delivery of any Product prior to or on the Closing Date or relating to any other Claims, litigation, suits, proceedings or arbitrations in existence with respect to the Business as of the Closing Date; (ii) any Losses arising from or in any way relating to any environmental conditions or violations of Environmental Laws applicable to the Seller, the Business or the Purchased Assets; (iii) liabilities in respect of employees, distributors, agents, sales representatives and independent contractors of the Business or benefit  plans  established  for any of the  employees  of the Seller;  (iv) all liabilities of the Seller related to assets of the Business not acquired pursuant to this Agreement or any other businesses of the Seller; (v) any Tax imposed on the Seller or any Tax imposed on the Business or Purchased Assets for periods prior to the Closing Date; (vi) accrued liabilities of the Seller; (vii) indebtedness owed by the Seller to the Principal or to its Affiliates; (viii) all Accounts Payable; (ix) indebtedness of the Seller for borrowed moneys and any liability for outstanding letters of credit; (x) all liabilities of the Seller for the Taxes of any Person under U.S. Treas. Reg. 1.1502-6 (or any similar provision of federal, state, local or foreign law), as a transferee or other successor, by contract or otherwise; (xi) any obligation of the Seller to indemnify any other Person; (xii) all liabilities of the Seller under any Contracts (other than Customer Purchase Orders assumed hereunder); and
(xiii) Claims made with respect to warranties for Products sold by the Seller in connection with the Business prior to the Closing Date in excess of $100,000 in the aggregate. Notwithstanding the foregoing, the Buyer shall assume the commission payment obligation to Primason Symchik for commissions payable up to a maximum of 15% of Net Sales (as such term is defined in the Marketing and Development Agreement) generated by Primason Symchik on orders for a 90 day period following the Closing Date.

                          ARTICLE III - PURCHASE PRICE

      SECTION 3.1 - Purchase Price. Subject to the terms and conditions set forth in this Agreement, the purchase price (the "Purchase Price") to be paid to the Seller for the Purchased Assets shall be an amount equal to Seven Hundred and Twenty Five Thousand Dollars ($725,000).

      SECTION 3.2 - Satisfaction of Purchase Price. The Buyer shall pay and satisfy the Purchase Price payable to the Seller by certified funds payable to the Seller, or as the Seller may direct in writing, as follows:

(i) as to the sum of Six Hundred and Seventy Five Thousand Dollars ($675,000) by payment at Closing, such payment to be subject to any escrow balance required by the New Jersey Division of Taxation to be held by the Buyer pending receipt of tax waivers and releases as provided in Section 3.4 below; and

(ii) as to the balance of Fifty Thousand Dollars ($50,000) by payment of such sum (without interest) upon satisfaction by the Seller of its obligations under Sections 7.6, 7.7 and 7.8 hereof (it being acknowledged by the parties that the Buyer's damages are not intended to be limited to $50,000 if such covenants by the Seller have not been satisfied).

      SECTION 3.3 - Allocation of Purchase Price. The Purchase Price shall be allocated among each of the Purchased Assets in accordance with their relative fair market values in the manner set forth in Schedule 3.3 hereto. Such allocations shall be conclusive and binding on each of the Seller and the Buyer for purposes of all Tax Returns. The Seller and the Buyer agree not to take positions on any Tax Returns inconsistent with such allocations. The Seller shall file all Tax Returns required by Section 1060 of the Internal Revenue Code of 1986, as amended, resulting from the sale of the Purchased Assets hereunder.

      SECTION 3.4 - Withholding From Purchase Price. The Seller hereby authorizes the Buyer to withhold from the Purchase Price an escrow amount of $2,000 as required by the New Jersey Division of Taxation pending receipt by the Buyer of all applicable tax waivers and releases.

                              ARTICLE IV - CLOSING

      The closing of the sale and purchase of the Purchased Assets shall take place at the Closing Time on the Closing Date, at the offices of Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, Suite 1601, New York NY 10016.

            ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                  AND PRINCIPAL

      The Seller and the Principal hereby represent and warrant to and covenant with the Buyer, on a joint and several basis, as follows:

      SECTION 5.1 - Corporate Organization. Each of the Seller and the Principal is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the Purchased Assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Copies of the certificate of incorporation and by-laws and certificate of authority (the "Organizational Documents") of each of the Seller and the Principal, with all amendments thereto to the date hereof, have been made available to the Buyer, and such copies are accurate and complete as of the date hereof.

      SECTION 5.2 - Authorization and Validity of Agreements. Each of the Seller and the Principal has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other agreements and instruments delivered by each of the Seller and the Principal pursuant to this Agreement and to carry out its obligations and duties hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments delivered by each of the Seller and the Principal pursuant to this Agreement and the performance of each of the Seller's and the Principal's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the board of directors and stockholders of each of the Seller and the Principal, and no other corporate proceedings on the part of either the Seller or the Principal are necessary to authorize such execution, delivery and performance. This Agreement and the other agreements and instruments delivered by each of the Seller and the Principal pursuant to this Agreement have been duly executed and delivered by each of the Seller and the Principal and constitute its legal, valid and binding obligations, enforceable against each of the Seller and the Principal in accordance with their respective terms.

      SECTION 5.3 - No Conflict or Violation. The execution, delivery and performance by each of the Seller and the Principal of this Agreement and the other agreements and instruments delivered by each of the Seller and the Principal pursuant to this Agreement do not and will not (i) violate or conflict with any provision of the Organizational Documents of either the Seller or the Principal, (ii) violate any provision of law applicable to either the Seller or the Principal, or any order, judgement or decree of any court or other governmental or regulatory authority, domestic or foreign, (iii) violate or conflict with, or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or result in the termination of, or accelerate the performance required by, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either the Seller or the Principal is a party or by which either the Seller or the Principal is bound or to which any of the properties or assets of either the Seller or the Principal is subject, (iv) result in the creation or imposition of any Lien upon any of the Purchased Assets, (v) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits, or (vi) otherwise interfere in any material manner with the operation or prospects of the Business or the Purchased Assets or have any material adverse effect thereon.

      SECTION 5.4 - Consents and Approvals. Schedule 5.4 sets forth a true and complete list of each consent, waiver, release, affidavit, instrument, assurance, form, authorization or approval of any governmental or regulatory authority, domestic or foreign, lenders, creditors, landlords or of any other Person, and each notice, report or declaration to or filing or registration with any such governmental or regulatory authority, that is required on the part of either the Seller or the Principal in connection with (i) the execution and delivery by either the Seller or the Principal of this Agreement and the other agreements and instruments delivered by either the Seller or the Principal under this Agreement, and (ii) the performance by either the Seller or the Principal of its obligations hereunder and thereunder (the "Required Consents").

      SECTION 5.5 - Financial Statements. Attached as Schedule 5.5 are true and complete copies of:

      (a) the audited consolidated balance sheets, income statements, statements of cash flow and statements of equity of the Principal as at and for the fiscal year ended December 31, 1997 and of the Seller for the fiscal years ended December 31 in each of the years 1995 and 1996 including the notes and schedules thereto (collectively the "Annual Financial Statements"), and

      (b) the unaudited consolidated balance sheet, income statement, statement of cash flow and statement of equity of the Principal as at and for the fiscal period ended September 30, 1998 (including the notes and schedules thereto) (the "Interim Financial Statements"),

      (the Annual Financial Statements and the Interim Financial Statements are hereinafter collectively referred to as the "Financial Statements").

The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the financial position, results of operations and cash flows of the Principal or Seller, as applicable, in accordance  with GAAP as at the dates  thereof and for the  periods  then ended,
(iii) are complete, correct and in accordance with the books of account and records of the Principal and the Seller, as applicable, (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Principal and the Seller, as applicable, for federal income tax purposes, and (v) reflect accurately all costs and expenses of the Principal and the Seller, as applicable. The Financial Statements indicate all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations. The statements of income included in the Financial Statements do not contain any items of special or non-recurring income or loss except as expressly specified therein. The balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of the Principal and the Seller are complete and correct and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the Business consistent with prior practices of the Business. The Annual Financial Statements contain all entries recommended by the independent certified public accountants, Rosenberg Rich Baker Berman & Company.

The revenues of the Principal reflected in the Financial Statements consist only of revenues derived from the Seller in the conduct of the Business, other than immaterial revenues from other operations not exceeding $50,000 in the aggregate.

      SECTION 5.6 - Absence of Certain Changes or Events.

      (a) Since December 31, 1997, except as disclosed in Schedule 5.6 or in the Interim Financial Statements there has not been:

      (i) any material adverse change in the business, operations, properties, working capital, earnings, losses, reserves, assets, liabilities, condition (financial or other), customer or supplier relations or prospects of the Business, taken as a whole, or any event that has had a material adverse effect on the foregoing, and no factor or condition exists and no event has occurred that would be likely to result in any such change,

      (ii) any material loss, damage, destruction or other casualty to the Purchased Assets or any material adverse change in the Purchased Assets,

      (iii) any change in any method of accounting or accounting practice of the Principal, the Business or the Seller relating to the Business, or

      (iv) any other event or condition of any character which has had, or which could reasonably be expected to have, a material adverse effect with respect to the Business to the extent such event or condition relates specifically to the Business (as contrasted with general economic conditions or trends).

      (b) Since December 31, 1997, except as disclosed in the Interim Financial Statements the Seller has operated the Business in the ordinary course of business consistent with past practice and has not:

      (i) borrowed any amount or incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice,

      (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise) arising from the operation of the Business,

      (iii) mortgaged, pledged or subjected to any Lien any assets of the Business, or sold or transferred any of the assets of the Business material to the Business, or cancelled any debts or claims or waived any rights material to the Business relating to the operations of the Business,

      (iv) entered into any transaction material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice, or materially amended, cancelled or terminated any arrangement material to the Business or relating to the Business or the Purchased Assets,

      (v)   discontinued the sale of any Products or Product line or program,

      (vi) disclosed to any person other than the Buyer and authorized representatives of the Buyer, any proprietary confidential information of the Business or otherwise related to the Purchased Assets, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement has been identified and delivered to the Buyer and is in full force and effect on the date hereof, or

      (vii) entered into any agreement or made any commitment to do any of the foregoing.

      SECTION 5.7 - Tax Matters. All Tax Returns required to be filed by the Seller prior to or on the Closing Date have been (or will have been by the Closing Date) filed, and the Seller has (or will have by the Closing Date) paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which Tax Returns have not yet been filed. The Seller has withheld and paid over all Taxes which it is obligated to withhold or pay from amounts paid or owing to any employee, independent contractor, creditor or other third party. All Taxes of the Seller have been paid or adequately provided for and the Seller knows of no proposed additional tax assessment against it not adequately reserved for in the Financial Statements. There are no Liens on any of the assets of the Business that arose in connection with any failure (or alleged failure) to withhold or pay any Tax. In the ordinary course, the Seller makes adequate provision on its books for the payment of Taxes (including for the current fiscal period) owed by the Seller. There are no pending requests for rulings from any taxing authority that could affect the Purchased Assets or the Business after the Closing Date.

      SECTION 5.8 - Absence of Undisclosed Liabilities. The Seller does not have any obligation or liability, whether accrued, contingent, absolute, determined, determinable or otherwise relating to the Business, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, except for (i) liabilities shown or provided for on the Interim Financial Statements or on any notes thereto or on Schedule 5.14 attached hereto, and (ii) liabilities incurred or accrued in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, Claim or lawsuit) consistent with past practice subsequent to September 30, 1998 and prior to or on the Closing Date.

      SECTION 5.9 - Operation of the Business; Sufficiency of Purchased Assets.

      (a) The Seller has conducted the Business only through the Seller and not through any other divisions or direct or indirect subsidiaries or Affiliates of the Seller or the Principal and no part of the Business is operated by the Seller through any other Person.

      (b) The Seller is the sole, absolute, beneficial owner of the Purchased Assets and is exclusively entitled to possess and dispose of the Purchased Assets and has good and marketable title to all the Purchased Assets and, upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and marketable title to all the Purchased Assets owned by it, free and clear of all Claims, Liens and objections or equities of any kind, save and except for assets subject to a license in favour of the Seller as disclosed herein. The Purchased Assets, comprise all assets required for the continued conduct of the Business by the Buyer as now being conducted. The Purchased Assets are adequate for the purposes for which such assets are currently used or are held for use and, to the knowledge of the Seller and the Principal, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere with their use or operation as currently used or operated, or their adequacy for such use.

      SECTION 5.10 - Fixed Assets. Schedule 5.10 sets forth a complete and correct list of each item of Fixed Assets, the location thereof and the name and address of any Person who has possession or control of a Fixed Asset. The Fixed Assets are sufficient and adequate to carry on the Business as presently conducted and as proposed by the Seller to be conducted, and all items thereof are in good operating condition and repair (subject to normal wear and tear).

      SECTION 5.11 - Intellectual Property.

      (a) Schedule 5.11 sets forth a complete list and brief description of all Industrial Property which has been registered, or for which applications for registration have been filed, including the name of the registered and beneficial owner of such registrations and applications. Schedule 5.11 also sets forth a separate list and brief description of all of the Intellectual Property of significant commercial value which has not been registered or for which applications for registration have not been filed, including particularly all improvements, modifications and derivatives of the Products of significant commercial value including the name of the owner and any inventors thereof. Without limiting the foregoing, Schedule 5.11 lists all Intellectual Property of significant commercial value, whether registered or not, necessary for the conduct of the Business as conducted by the Seller on the date hereof or which has been used by the Seller in the conduct of the Business during the last five
(5) years.

      (b) To the knowledge of the Principal and the Seller, the Seller has the exclusive right to use and is the exclusive owner of all right, title and interest in and to the Intellectual Property with no breaks in the chain of title and free and clear of any Claims or Liens, pledge, charge or encumbrance of any kind whatsoever except as expressly indicated in a separate list in
Schedule 5.11. Any of the Intellectual Property which is not owned by the Seller is being used by the Seller only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect. All such consents or licenses are separately listed in Schedule 5.11. For certainty it is stated that the Seller is not under any obligation to pay royalties or similar payments in respect of any of the Intellectual Property except as separately listed in Schedule 5.11. All Intellectual Property owned by the Seller or an Affiliate of the Seller or the Principal required or used in connection with the Business will, on the Closing Date, be included in the Purchased Assets.

      To the knowledge of the Principal and the Seller, the Industrial Property including that particularly listed in Schedule 5.11 is in full force and effect and has not been knowingly used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Industrial Property. The Seller has not knowingly forfeited or otherwise relinquished to any other Person any intellectual property right necessary for the conduct of the Business as conducted by the Seller on the date hereof.

      Neither the Principal nor the Seller has knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Seller relating to the Intellectual Property or its use, except as set forth in Schedule 5.11 in a separate list with a brief description as to their relevance and the Intellectual Property affected.

      Neither the Principal nor the Seller has knowledge that the Seller, or any activity in which the Seller is engaged or any of the Products or any process, method, packaging, advertising, or material that the Seller employs in the manufacture, marketing or sale of any of the Products, or the use of any of the Intellectual Property breaches, violates, infringes or interferes with, or is alleged to breach, violate, infringe or interfere, with any intellectual property rights of any third party or requires payment for the use of any patent, trade-name, trade secret, trade-mark, copyright or other intellectual property right or technology of another, except as set forth in Schedule 5.11 in a separate list with a brief description.

      The Intellectual Property is complete to the extent and under the conditions stated in this Agreement to enable the Seller to carry on the Business.

      Schedule 5.11 sets forth a complete and correct list and brief description of all interparties claims, oppositions, conflicts, suits, proceedings, demands, actions, investigations, breaches, violations, infringements and interferences of the Intellectual Property of which the Principal or the Seller has knowledge.

      Schedule 5.11 sets forth a complete and correct list and brief description of all judgements, covenants not to sue, permits, grants, licenses and other agreements and arrangements relating to any of the Intellectual Property which grant rights to or bind, obligate or otherwise restrict the Seller.

      The Seller will maintain or cause to be maintained the rights to the Intellectual Property in full force and effect through the Closing Date and, without limiting the generality of the foregoing, have renewed or have made and will make, within an applicable renewal period ending on or prior to the Closing Date, an application for renewal of all of the registered Intellectual Property rights subject to expiration on or prior to the Closing Date, and will maintain in confidence all of the Confidential Intellectual Property.

      To the knowledge of the Principal and the Seller and having made reasonable inquiries of their intellectual property legal counsel, neither Principal nor Seller have any knowledge of any facts which render, or would give reasonable basis for argument to render, any of the Patents or Trade-marks for which applications have been filed invalid or unenforceable except as set forth in Schedule 5.11 in a separate list with a brief description as to their relevance and the Patents and Trade-marks affected.

      Neither Principal nor Seller have any knowledge that Products covered by a claim on file at any time in any one U.S. patent application included in the Patents were in public use or on sale in the United States or published anywhere in the world more than twelve (12) months before the earliest U.S. filing date to which said one patent application is entitled under U.S. law in respect of all of the subject matter of such one claim except as are separately listed in Schedule 5.11 with a brief description as to their relevance and the Patents affected.

      To the knowledge of Principal and Seller and having made reasonable inquiries of their legal counsel, neither Principal nor Seller have any knowledge of any opinions rendered by counsel for the Principal or Seller regarding (a) the validity of Patents or Trade-marks for which applications have been filed, (b) the availability for use and registration in any country of the world of the Products as described in any of the Patents or of Trade-marks for which applications have been filed or (c) the right to make, use and sell any of the Products, except such opinions as are separately listed in Schedule 5.11 with a brief description as to their reference.

      The Seller is as at the Closing Date recorded in the U.S. Patent and Trademarks Office as the owner of each of the Patents filed in the United States, and of each of the Trade-marks filed in the United States.

      Each of the Principal and Seller agree to not use nor disclose to third parties any information comprising the Confidential Intellectual Property until such information becomes generally available to the public through no breach by Principal and Seller. Principal and Seller agree to take reasonable steps to ensure such Confidential Intellectual Property remains confidential.

      The following persons listed below are the only persons, who have been involved in to a substantial extent, or, who have been employed or engaged principally, or, who have made a substantial contribution, in the design, invention, conception, improvement, modification or derivation of the
      Products:

      Michael Martin
      Jerry Swon
      Tony French
      Gregory Buscetto

      In respect of Copyrights, Schedule 5.11 includes a separate listing of all significant works comprising the Copyrights including a brief description, identification of the authors and a chain of title from the author to Seller. Significant works comprising the Copyrights would include instructional materials, manuals, brochures and the like for the Products.

      SECTION 5.12 - Licences and Permits. The Seller has provided the Buyer with true and correct copies of all licenses, permits, franchises, authorizations, registrations, approvals and certificates of occupancy (or their equivalent) issued or granted to the Seller with respect to the Business by the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, or any department, agency, board division, subdivision, audit group or procuring office, commission, bureau or instrumentality of any of the foregoing (the "Licences and Permits"), and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the Business in the manner now conducted as of the date hereof, and none of the operations of the business are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. No such License and Permit will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

      SECTION 5.13 - Compliance with Law. The operations of the Business have been and are now being conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities, domestic or foreign, having jurisdiction over the Seller and its assets, properties and operations, including without limitation all Environmental Laws and such laws, regulations, ordinances, orders and requirements promulgated by or relating to consumer protection, currency exchange, equal opportunity, health, architectural barriers to the handicapped, fire, zoning and building, occupation safety, pension, securities and trading-with-the-enemy matters. The Seller has not received notice of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgement, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or the Purchased Assets.

      SECTION 5.14 - Litigation. Except as set forth in Schedule 5.14, there are no Claims, actions, suits, proceedings, judgements (whether final or interlocutory), labour disputes, grievances or investigations pending or, to the knowledge of the Seller and the Principal, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller or any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement nor is any basis known to the Seller, the Principal or any of their respective directors, officers or employees for any such Claim, action, suit, proceeding, judgement, dispute or investigation and all such judgements. Schedule 5.14 sets forth a list and a summary description of all such pending actions, suits proceedings, disputes or investigations and all such judgements. Neither the Business nor the

Purchased Assets is subject to any order, writ, judgement, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or could reasonably be expected to affect the Business or the Purchased Assets, or that would or would reasonably be expected to interfere with the transactions contemplated by this Agreement.

      SECTION 5.15 - Customer Purchase Orders.

      (a) Schedule A sets forth a true and complete copy of all Customer Purchase Orders entered into by the Seller in connection with the Business which are currently open.

      (b) All Customer Purchase Orders are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their terms. The Seller has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, the Customer Purchase Orders, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the knowledge of the Seller and the Principal, no other parties to the Customer Purchase Orders are in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The enforceability of any Customer Purchase Orders will not be affected in any manner by the execution, delivery and performance of this Agreement including the assignment of the Customer Purchase Orders to the Buyer contemplated herein.

      (c) As of the Closing Date, none of the Customer Purchase Orders have been sold, assigned, transferred or otherwise conveyed to any Person.

      SECTION  5.16 -  Inventories.  Set  forth in  Schedule  5.16 is a true and complete list of all Inventory as of the Closing Date. All Inventories are valued on the books of the Seller at the lower of cost, using the first in, first out method, or net realizable value. Inventories of finished goods are saleable and all other Inventories are merchantable or usable and all Inventories are in quantities usable and saleable in the ordinary course of business within a period of time which is consistent with the past experiences of the Seller. The value of Inventories as at the Closing Date (valued as aforesaid) shall not be less than $250,000.

      SECTION 5.17 - Customers. Schedule 5.17 includes a complete and correct list of: (a) all customers of the Seller during the current year and the previous two (2) fiscal years providing the (i) name, (ii) address, (iii) contact person(s), (iv) telephone number(s), (v) facsimile number(s) and (vi) e-mail address(es) of the customer, and (b) the fifteen (15) most significant customers by dollar volume and the aggregate dollar volume of purchases by such customers for such fiscal years. Except as set forth in Schedule 5.17, none of such customers has since December 31, 1997 terminated or changed significantly, or, to the best knowledge of the Seller and the Principal, intends to terminate or change significantly, its relationship with the Business.

      SECTION 5.18 - Suppliers. Schedule 5.18 includes a complete and correct list of (a) all suppliers of the Seller during the current year and the previous two (2) fiscal years providing the (i) name, (ii) address, (iii) contact person(s), (iv) telephone number(s), (v) facsimile number(s) and (vi) e-mail address(es) of the supplier, and (b) the five (5) most significant suppliers of the Business by dollar volume and the aggregate dollar volume of purchases from such suppliers for such fiscal years. Except as set forth in Schedule 5.18, none of such suppliers has since December 31, 1997 terminated or changed significantly, or, to the best knowledge of the Seller and the Principal, intends to terminate or change significantly, its relationship with the Business.

      SECTION 5.19 - Insurance. The Seller has maintained such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect to the Closing Date and the Seller is not in default for the period up to and including the Closing Date, as to the payment of premium or otherwise, under the terms of any such policy.

      SECTION 5.20 - Products. Schedule B sets forth a true and complete list of all the Seller's current Products and a brief description thereof.

      SECTION 5.21 - Product Liability. (i) There is no notice, demand, Claim, action, suit, injury, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission, authority, or arbitrator or arbitration panel, domestic or foreign, against or involving any Product warranty, Product, or class of claims or lawsuits involving the same or similar Products which is pending or threatened, resulting from the rendering of any services or an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations nor is any basis known to the Seller or the Principal for any such Claim, action suit, proceeding or investigation (collectively, "Product Liability Lawsuits"), and (ii) there has not been any "Occurrence". For the purposes of the foregoing, the term "Occurrence" means any accident, happening or event which takes place at any time which is caused or allegedly caused by the rendering of any services or any alleged hazard or alleged defect in manufacture, design, materials or workmanship, including without limitation any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that is likely to result in a Claim or Loss

      SECTION 5.22 - Trade Allowance. No customers of the Business are entitled to volume rebates arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer. Other than as disclosed in
Schedule 5.22, discounts granted to customers have not exceeded a 50/30 discount in any of the last three fiscal years of the Seller. All SPIF's issued by the Seller in relation to the Business are completely and accurately described in Schedule 5.22.

      SECTION 5.23 - Accounts Payable. Schedule 5.23 sets forth a true and complete list of all Accounts Payable of the Seller (including, without limitation, amounts owing by the Seller to its landlord pursuant to any existing lease in connection with the Business), including the name of the creditor, the amount outstanding and the aging of the Accounts Payable.

      SECTION 5.24 - Sales Representative, Distributor and Agency Agreements. All obligations and commitments of the Seller under any sales representative, distributorship or agency agreements (true and complete copies of which have been delivered to the Buyer) have been duly and properly terminated effective as of or prior to the Closing Date, and all agreements, contracts, relationships and understandings giving rise to such obligations or commitments are of no further force and effect and neither the Seller nor the Buyer shall have any liabilities or obligations arising therefrom except for payment of commission to Primason Symchik up to a maximum of 15% of Net Sales (as such term is defined in the Marketing and Development Agreement) generated by Primason Symchik on orders for a 90 day period following the Closing Date. Schedule 5.24 sets forth true and complete copies of all of the termination agreements relating to such sales representative, distributorship and agency agreements.

      SECTION 5.25 - Warranties. Except for the Aetna Obligation, there are no outstanding warranty claims or series of warranty claims in respect of Products sold by the Seller in connection with the Business or otherwise that are inconsistent with the Seller's experience over the last two years or in any case are material, individually or in the aggregate. The Seller and the Principal do not have any reasonable grounds to believe that any such warranty claim or series of warranty claims in respect of Products supplied by the Seller may be forthcoming.

      SECTION 5.26 - Disclosure. The Seller and the Principal have made available to the Buyer, all information, including the financial, marketing, sales and operational information on a historical basis relating to the Business which would be material to a purchaser of the Business or the Purchased Assets in deciding whether to purchase the Purchased Assets or take over the Business at the price or on the terms set out in this Agreement. All information, which has been provided to the Buyer is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading. Without limiting the generality of the foregoing, neither the Seller nor the Principal have failed to disclose to the Buyer, any fact or information which would be material to a purchaser of the Business or the Purchased Assets.

            ARTICLE Vl - REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to the Seller as follows:

      SECTION 6.1 - Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate of the Organizational Documents of the Buyer with all amendments thereto to the date hereof, have been or will be furnished to the Seller, and such copies are accurate and complete as of the date hereof or as of the Closing Date.

      SECTION 6.2 - Authorization and Validity of Agreements. The Buyer has all requisite corporate power and authority to enter into this Agreement and the other agreements and instruments delivered by the Buyer under this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements and instruments delivered by the Buyer under this Agreement and the performance of the Buyer's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the board of directors of the Buyer, and no other corporate proceedings in the part of the Buyer are necessary to authorize such execution, delivery and performance. This Agreement and the other agreements and instruments delivered by the Buyer under this Agreement have been duly executed by the Buyer and constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

      SECTION 6.3 - No Conflict or Violation. The execution, delivery and performance by the Buyer of this Agreement and the other agreements and instruments delivered by the Buyer under this Agreement do not and will not violate or conflict with any provision of the Organizational Documents of the Buyer and do not and will not violate any provision of law, or any order, judgement or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject .

      SECTION 6.4 - Consents and Approvals. The execution, delivery and performance of this Agreement on behalf of the Buyer do not require the consent, waiver authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person.

               ARTICLE VII - COVENANTS OF THE SELLER AND PRINCIPAL

      SECTION 7.1 - Consents and Approvals. Each of the Seller and the Principal
(a) shall, at its cost and expense, use all commercially reasonable efforts to obtain all Required Consents, and (b) shall render reasonable assistance and cooperation to the Buyer in preparing and filing all documents required to be submitted by the Buyer to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Buyer all information concerning the Seller and the Principal that the Buyer determines is required to be included in such documents or would be helpful in obtaining any such consent, waiver, novation, authorization or approval).

      SECTION 7.2 - Commercial Efforts. Subject to the terms and conditions set forth in this Agreement, each of the Seller and the Principal shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

      SECTION 7.3 - Assignment of Contracts and Warranties. At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all its rights under the Customer Purchase Orders. Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any Customer Purchase Orders if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof in accordance with its terms; and any transfer or assignment to the Buyer by the Seller of any interest under any such Customer Purchase Orders that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date and the Buyer waives as of the Closing Date the condition that such consent or approval be obtained, the Seller shall continue to use all commercially reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and the Seller and the Principal will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Customer Purchase Orders, including without limitation performance by the Seller as agent if economically feasible;
provided, however, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consent or approval had been obtained as of the Closing Date. The Seller and the Principal shall jointly and severally pay and discharge, and shall indemnify and hold the Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. Nothing in this Section 7.3 shall be deemed a waiver by the Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Customer Purchase Orders it has requested be assigned to it nor shall this Section 7.3 be deemed to constitute an agreement to exclude any Customer Purchase Orders from the terms of this Agreement.

      SECTION 7.4 - Bulk Sales Compliance. The Seller shall have complied with applicable bulk transfer provisions of the Uniform Commercial Code and any other applicable bulk sales laws of any state with respect to the transactions contemplated by this Agreement. The Seller and the Principal jointly and severally agree to indemnify and hold the Buyer harmless from any Claims relating to the failure to comply with such laws.

      SECTION 7.5 - Removal of Encumbrances. The Seller and the Principal shall, at their expense, remove any Lien incurred in any way on the Purchased Assets (including without limitation the security interest of Carnegie Bank, N.A. therein) on or before the Closing Date. The Seller and the Principal agree that if any Lien is incurred on any Purchased Asset after the Closing Date which arises from any action by, or failure to act on the part of, the Seller or the Principal prior to or on the Closing Date, the Seller and the Principal shall, at their cost, promptly take all actions necessary to remove such Lien, and shall jointly and severally indemnify the Buyer for any costs incurred by the Buyer with respect to such Lien (including without limitation any costs incurred by the Buyer to remove such Lien).

      SECTION 7.6 - Change Seller's and Principal's Name. The Seller and Principal agree on behalf of themselves and their Affiliates (including Proformix Software, Inc.) to discontinue all use and display of the Trade-marks and to not use or display the Trade-marks or any trade marks similar to or confusingly similar to the Trade-marks and particularly to not use any trade mark including any two or more of the words PRO, FORM and MIX. Notwithstanding the foregoing, the Seller, the Principal and their Affiliates shall be permitted to continue to use their current corporate name for not more than fifteen (15) days following Closing.

      SECTION 7.7 - Delivery of Books and Records etc. The Seller, the Principal and their Affiliates shall make the necessary arrangements to provide the Buyer on or before the thirtieth (30th) day following the Closing Date:

      (a) true and complete original copies of all engineering design drawings for each of the Products (and their component parts), such drawings to be prepared and delivered to the Buyer's satisfaction. All costs and expenses associated with the preparation and delivery of all such drawings shall be borne exclusively by the Seller and the Principal; and

      (b) all Books and Records including, without limitation, all records and other documents in the Seller's or Principal's possession or control which pertain to the Intellectual Property. The Buyer shall permit the Seller reasonable access to those Books and Records delivered to the Buyer which the Seller is legally required to maintain for a period not exceeding two (2) years from Closing unless otherwise required by applicable laws, provided that the Buyer shall not be responsible for the destruction of such Books and Records that are beyond its control.

      SECTION 7.8 - Aetna Obligation. The Seller agrees to diligently satisfy at its expense the Aetna Obligation and to arrange for the delivery by Aetna Insurance to the Buyer of a letter confirming their satisfaction with the Products sold to them.

      SECTION  7.9  -  First  Right  to  Negotiate.   In  the  event  the  Buyer
discontinues the marketing and sale of a particular Product acquired from the Seller hereunder for a continuous period of twelve months during the period of three years after the date hereof, the Buyer agrees to negotiate in good faith with the Seller to sell such Product to the Buyer or the Principal, such sale to be on terms and conditions mutually satisfactory to such parties.

                      ARTICLE VIII - COVENANTS OF THE BUYER

      SECTION 8.1 - Actions Before the Closing Date. The Buyer shall not between the date hereof and the Closing Date take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement. The Buyer shall use commercially reasonable efforts to perform all obligations and satisfy all conditions to Closing to be performed or satisfied by the Buyer under this Agreement as soon as practicable, but in no event later than the Closing Date.

                        ARTICLE IX - CONDITIONS PRECEDENT
                          TO PERFORMANCE BY THE SELLER

      The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

      SECTION 9.1 - Representations and Warranties of the Buyer. The representations and warranties of the Buyer contained in this Agreement shall be true and correct at and as of the date hereof, and shall be repeated and shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by any officer of the Buyer to that effect.

      SECTION 9.2 - Performance of the Obligations of the Buyer. The Buyer shall have performed all obligations required under this Agreement to be performed by the Buyer on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by any officer of the Buyer to that effect.

      SECTION 9.3 - No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect, and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been initiated or threatened by any government or governmental or regulatory authority, domestic or foreign, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Seller.

      SECTION 9.4 - Other Closing Documents. The Seller shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Buyer or in furtherance of the transactions contemplated by this Agreement as the Seller or its counsel shall reasonably request.

      SECTION 9.5 - Legal Matters. All certificates, instruments and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Buyer in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel of the Seller.

                        ARTICLE X - CONDITIONS PRECEDENT
                           TO PERFORMANCE BY THE BUYER

      The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

      SECTION 10.1 - Representations and Warranties of the Seller and Principal. The representations and warranties of the Seller and the Principal contained in this Agreement shall be true and correct at and as of the date hereof, and shall be repeated and shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by any officer of the Seller and the Principal to that effect.

      SECTION 10.2 - Performance of the Obligations of the Seller and Principal. Each of the Seller and the Principal shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by any officer of the Seller and the Principal to that effect.

      SECTION 10.3 - Consents and Approvals. All Required Consents in connection with the execution, delivery and performance by each of the Seller and the Principal of this Agreement and the other agreements and instruments delivered by each of the Seller and the Principal under this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

      SECTION 10.4 - No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid in any respect or that prevents the consummation of the transactions contemplated hereby, or that materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Business shall be in effect, and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any governmental or regulatory authority, domestic or foreign, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and; which in any such case has a reasonable likelihood of success in the opinion of counsel to the Buyer.

      SECTION 10.5 - No Material Adverse Change. During the period from September 30, 1998 through the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Business.

      SECTION 10.6 - Opinion of Counsel. The Buyer shall have received an opinion, dated as of the Closing Date, from counsel to the Seller and the Principal, substantially in the form and substance set forth on Schedule 10.6.

      SECTION 10.7 - Collateral Agreements. The Persons named below shall have executed and delivered the following collateral agreements:

      (a) a non-competition, non-solicitation and confidentiality agreement by the Seller, the Principal, Michael Martin, Jerry Swon and Gregory Buscetto in favour of the Buyer substantially in the form attached hereto as Schedule 10.7(a);

      (b) a marketing and development agreement between the Seller, the Principal and the Buyer (and acknowledged and agreed to by Michael Martin) substantially in the form attached hereto as Schedule 10.7(b); and

      (c) a trade mark license agreement between the Seller, the Principal and the Buyer for the "Proformix" name substantially in the form attached hereto as Schedule 10.7(c);

      (d) a collateral agreement by each of Michael Martin, Jerry Swon, Tony French and Gregory Buscetto of the Seller's ownership of the Intellectual Property rights in and to the Products in the form attached hereto as Schedule 10.7(d); and

      (e) a marketing agreement between the Principal, the Buyer and the Seller for the Principal"s EMS software products in the form attached hereto as Schedule 10.7(e).

      SECTION 10.8 - Subcontract Agreement. The Buyer shall have entered into a subcontract agreement with Fab-Tech regarding the future production of Products in form and substance satisfactory to the Buyer.

      SECTION 10.9 - Other Closing Documents. The Buyer shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of each of the Seller and the Principal or in furtherance of the transaction contemplated by this Agreement as the Buyer or its counsel may reasonably request.

      SECTION 10.10 - Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of each of the Seller and the Principal under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of each of the Seller and the Principal in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer.

      SECTION 10.11 - Customer Reviews. The Buyer shall have been provided access to and be satisfied with the results of its review of the major customers of the Business.

      SECTION 10.12 - Landlord and Supplier Waiver and Acknowledgements. The Seller's landlord shall have delivered a waiver in form and substance satisfactory to the Buyer and any Person who has possession or control of the Fixed Assets or any other Purchased Assets shall have delivered an acknowledgement, in form and substance satisfactory to the Buyer.

      SECTION 10.13 - Release of Security Interest. Carnegie Bank, N.A. shall have released its security interest in the Purchased Assets and delivered UCC-3 Releases (or Partial Releases, as the case may be) in connection therewith.

                          ARTICLE XI - INDEMNIFICATION

      SECTION   11.1  -   Indemnification   by   the   Seller   and   Principal.
Notwithstanding the Closing or the delivery of the Purchased Assets and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller and the Principal shall jointly and severally indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and their respective directors, officers, employees, agents, stockholders and attorneys (the "Buyer Indemnitees"), harmless if any Buyer Indemnitee shall at any time or from time to time suffer, sustain or become subject to any damage, liability, loss, cost, expense (including all reasonable attorneys', experts' and consultants' fees for attorneys, experts and consultants who were not employees of the Buyer when said services were rendered), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any Seller's Event of Breach. As used herein, "Seller's Event of Breach" shall be and mean any one or more of the following:

      (a) any untruth or inaccuracy in any representation of either the Seller or the Principal or the breach of any warranty of either the Seller or the Principal (including without limitation (i) any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to this Agreement by either the Seller or the Principal (or any of its representatives) to the Buyer (or any representative of the Buyer) and any misrepresentation in or omission from any document furnished to the Buyer in connection with the transactions contemplated by this Agreement,

      (b) any and all liabilities of or Claims against the Business, the Purchased Assets, or any Buyer Indemnitee arising out of any Claim, action, suit, proceeding, judgement, dispute or investigation or order, writ, judgement, award, injunction or decree of the character described in Section 5.14 or Section 5.11(d) or out of any Contract other than Customer Purchase Orders assumed hereunder,

      (c) any product liability or breach of warranty claims relating to goods or services sold by the Seller prior to or on the Closing Date (including, without limitation, the Aetna Obligation and excluding the warranty Claims to the extent provided in Section 2.4 hereof), and all general liability claims arising out of or relating to occurrences of any nature in the conduct of the Business prior to or on the Closing Date, whether in contract or tort and whether any such claims are asserted prior to, on or after the Closing Date,

      (d) any failure of either the Seller or the Principal duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of either the Seller or the Principal to be performed or observed, and

      (e) any claim or cause of action by any party against any Buyer Indemnitee with respect to the Excluded Liabilities.

      SECTION 11.2 - Procedures for Indemnification by the Seller and the Principal. If a Seller's Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that either the Seller or the Principal has become obligated to such Buyer Indemnitee pursuant to Section 11.1 or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which either the Seller or the Principal may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give prompt written notice to the Seller and the Principal. The Buyer Indemnitee shall permit the Seller (at the expense of the Seller) to assume the defense of any such suit, action, investigation, claim or proceeding; provided, however, that (a) the counsel for the Seller who shall conduct the defense shall be reasonably satisfactory to the Buyer Indemnitee, (b) the Buyer Indemnitee may participate in such defense at its expense, and (c) the omission by the Buyer Indemnitee to give notice as provided herein shall not relieve either the Seller or the Principal of its indemnification obligation except to the extent that such omission results in a failure of actual notice to the Seller and the Seller and the Principal are materially damaged as a result of such failure to give notice. Except with the prior written consent of the Buyer Indemnitee, the Seller shall not, in the defense of any such suit, action, investigation, claim or proceeding, consent to entry of any judgement or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Buyer Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Buyer Indemnitee of a release from all liability with respect to such claim or litigation. In the event that the Buyer Indemnitee shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Seller might be expected to affect adversely the Buyer Indemnitee's Tax liability or the ability of the Buyer to conduct its business, or that the Buyer Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Seller in respect of such suit, action, investigation, claim or proceeding relating thereto, the Buyer Indemnitee shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Seller and the Principal (including without limitation reasonable attorneys' fees and disbursements and other amounts paid as the result of such suit, action, investigation, claim or proceeding); provided, however, that if the Buyer Indemnitee does so take over and assume control, the Buyer Indemnitee shall not settle such suit, action, investigation, claim or proceeding without the prior written consent of the Seller, such consent not to be unreasonably withheld. In the event that the Seller does not accept and continue the defense of any matter as provided above, the Buyer Indemnitee shall have the full right to defend against any such suit, action, investigation, claim or proceeding and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Seller and the Buyer Indemnitee shall cooperate in the defense of any suit, action, investigation, claim or proceeding subject to this Section 11.2 and the records of each shall be available to the other with respect to such defense.

      SECTION 11.3 - Indemnification by the Buyer. Notwithstanding the Closing or the delivery of the Purchased Assets, the Buyer shall indemnify and agree to fully defend, save and hold the Seller, any Affiliate of the Seller, and their respective directors, officers, employees, agents, stockholders and attorneys (the "Seller Indemnitees"), harmless if any Seller Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any Buyer' s Event of Breach. As used herein, "Buyer' s Event of Breach" shall be and mean any one or more of the following:

      (a) any untruth or inaccuracy in any representation of the Buyer or the breach of any warranty of the Buyer contained in this Agreement,

      (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained in this Agreement on the part of the Buyer to be performed or observed, and

      (c) any claim or cause of action by any party against any Seller Indemnitee with respect to Assumed Liabilities.

      SECTION 11.4 - Procedures for Indemnification by the Buyer. If a Buyer's Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer has become obligated to it pursuant to Section 11.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give prompt written notice to the Buyer. The Seller Indemnitee shall permit the Buyer (at the expense of the Buyer) to assume the defense of any such suit, action, investigation, claim or proceeding; provided, however, that (a) the counsel for the Buyer who shall conduct the defense shall be reasonably satisfactory to the Seller Indemnitee, (b) the Seller Indemnitee may participate in such defense at its expense, and (c) the omission by the Seller Indemnitee to give notice as provided herein shall not relieve the Buyer of its indemnification obligation except to the extent that such omission results in a failure of actual notice to the Buyer and the Buyer is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Seller Indemnitee, the Buyer shall not, in the defense of any such suit, action, investigation, claim or proceeding, consent to entry of any judgement or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Seller Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Seller Indemnitee of a release from all liability with respect to such claim or litigation. In the event that the Seller Indemnitee shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Buyer might be expected to affect adversely the Seller Indemnitees Tax liability or the ability of the Seller to conduct its business, or that the Seller Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Buyer in respect of such suit, action, investigation, claim or proceeding relating thereto, the Seller Indemnitee shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Buyer (including without limitation reasonable attorneys' fees and disbursements and other amounts paid as the result of such suit, action, investigation, claim or proceeding); provided, however, that if the Seller Indemnitee does so take over and assume control, the Seller Indemnitee shall not settle such suit, action, investigation, claim or proceeding without the prior written consent of the Buyer, such consent not to be unreasonably withheld. In the event that the Buyer does not accept and continue the defense of any matter as provided above, the Seller Indemnitee shall have the full right to defend against any such suit, action, investigation, claim or proceeding and shall be entitled to settle or agree to pay in full such claim or demand In any event, the Buyer and the Seller Indemnitee shall cooperate in the defense of any suit, action, investigation, claim or proceeding subject to this Section 11.4 and the records of each shall be available to the other with respect to such defense.

      SECTION 11.5 - Offset. Any and all amounts owing or to be paid by the Buyer to the Seller, the Principal or their Affiliates pursuant to this Agreement or the agreements and instruments executed in connection herewith, shall be subject to offset and reduction by any amounts on a dollar for dollar basis that may be owing at any time by either the Seller or the Principal to the Buyer in respect of any untruth or inaccuracy in any representation of either the Seller or the Principal or the breach of any warranty of either the Seller or the Principal under or in connection with this Agreement or any other agreement with the Buyer or any transaction contemplated hereby or thereby, as reasonably determined by the Buyer. The Buyer shall deposit any amounts it proposes to offset into an escrow account maintained by the Buyer's counsel pending arbitration of the matter as provided in Section 12.11 below.

                          ARTICLE XII - MISCELLANEOUS

      SECTION 12.1 - Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement made herein or in any certificate or other instrument delivered by one of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing
Date), shall be considered to have been relied upon by each of the other parties to this Agreement, as the case may be, and shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, except that, subject to this Section 12.1, the representations and warranties set forth in Article V and Article Vl shall survive the Closing for a period terminating on the date three (3) years after the Closing Date. Notwithstanding the preceding sentence, the representations and warranties set forth in (a) Section
5.7 (Tax Matters) shall survive until one year after the expiration of the applicable statute of limitations, and (b) Section 5.2 (Authorization and Validity of Agreements), Section 5.9(b) (Operation of the Business; Sufficiency of Purchased Assets), shall survive indefinitely. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of, such party on or before the Closing Date, subject to any disclosures in the Schedules hereto.

      SECTION 12.2 - Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Buyer may assign its rights hereunder, whether before or after the Closing Date, to one or more of its Affiliates and the Seller may assign its rights hereunder to an Affiliate that is the successor to the ergonomic software product business of the Seller; provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Buyer or the Seller hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

      SECTION 12.3 - Expenses. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation any legal and accounting fees, whether or not the transactions contemplated hereby are consummated provided that on Closing the Seller shall be responsible for and shall direct that $25,000 of the Purchase Price payable on Closing be paid to Cassels Brock & Blackwell in account of legal services rendered by them.

      SECTION 12.4 - Broker's and Finder's Fees. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, whose fees and expenses shall be the responsibility of the Buyer, and insofar as it knows, no other broker or other person is entitled to any commission or finder's fee in connection with any of the transactions contemplated hereby.

      SECTION 12.5 - Public Announcements. The Seller and the Principal shall obtain the consent of the Buyer, such consent not to be unreasonably withheld, before issuing any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to obtaining such approval, except as may be required by applicable law or government regulation or decree, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      SECTION 12.6 - Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

      SECTION 12.7 - Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, (iii) on the day after delivery to an overnight courier service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

      If to the Seller or the Principal:

      c/o Proformix, Inc.
      50 Tannery Road
      Branchburg NJ  08876
      Attention: Michael Martin,
                 Chairman of the Board
      Fax:       (908) 534-9161

      Copy to:

      Silverman, Collura, Chernis & Balzano, P.C.
      381 Park Avenue South
      Suite 1601
      New York NY 10016
      Attention: Paul Chernis, Esq.
      Fax:       (212) 779-8858

      If to the Buyer:

      1320236 Ontario Inc.
      67 Toll Road
      Holland Landing ON L9N 1H2

      Attention: Raj Pasricha,
                 Vice President, Business Development
      Fax:       (905) 836-6000

      Copy to:

      Cassels Brock & Blackwell
      Barristers & Solicitors
      Scotia Plaza, Suite 2100
      40 King Street West
      Toronto ON M5H 3C2
      Attention: Sheldon Plener
      Fax:       (416) 360-8877

      Any party may change its address or fax number for the purpose of this Section by giving the other party written notice of its new address or fax number in the manner set forth above.

      SECTION 12.8 - Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller, the Buyer or the Principal and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller, the Buyer or the Principal. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller or the Buyer.

      SECTION  12.9  -   Counterparts.   This   Agreement  may  be  executed  in
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 12.10 - Cooperation and Exchange of Information. The Buyer and the Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. The Seller, upon written request by the Buyer, will provide to the Buyer such factual information reasonably necessary for filing Tax Returns, tax planning and contesting any tax audit that the Seller possesses as the Buyer may reasonably request with respect to the Purchased Assets (which information the Seller agrees to maintain and preserve for so long as it may be needed by the Buyer).

      SECTION 12.11 - Arbitration. Any claim or dispute of any nature between the parties hereto relating to this Agreement arising directly or indirectly from the relationship created by this Agreement shall be resolved exclusively by arbitration in the State of New Jersey, in accordance with the applicable rules of the American Arbitration Association then obtaining. The fees of the arbitrator(s) and other costs incurred by the parties in connection with such arbitration shall be paid by the party which is unsuccessful in such arbitration. The decision of the arbitrator(s) shall be final and binding upon the parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Buyer may apply for and obtain a temporary restraining order, permanent restraining order or injunctive relief from a court of competent jurisdiction in respect of certain agreements identified in Section
10.7 herein.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             PROFORMIX, INC.

                                             By:________________________________
                                                 Name:
                                                 Title:

                                             1320236 ONTARIO INC.

                                             By:________________________________
                                                 Name:  Raj Pasricha
                                                 Title: Assistant Secretary

                                             PROFORMIX SYSTEMS, INC.

                                             By:________________________________
                                                 Name:
                                                 Title: